Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-103114

                PROSPECTUS SUPPLEMENT NO. 1 DATED August 21, 2003
                       (To Prospectus Dated May 29, 2003,)

                               DOR BIOPHARMA, INC.

         This Prospectus Supplement No. 1 supplements information contained in that certain Prospectus, dated May 29, 2003, (the "Prospectus"), relating to the offer and sale by certain selling shareholders of up to 5,297,732 shares of DOR BioPharma Inc.'s common stock. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. The table below amends and supplements the information set forth in the Prospectus under the caption "Selling Shareholders" by adding the information for Keith Price, Enrico Torcivo, Brian Meister, Gary Kanzer, and the Amanda Ellison Living Trust and revising the information for Ralph Ellison and Harris Kanzer.

                              SELLING STOCKHOLDERS

         Of the 5,297,732 shares of our common stock registered for resale through this prospectus and listed under the column "Shares Available for Sale Under This Prospectus" on the table set forth below, 5,103,432 shares were issued or are issuable in connection with our December 2002 private placement as follows: (1) 3,093,569 shares were sold to investors in the private placement;
(2) 1,546,789 shares are issuable upon exercise of warrants, exercisable until December 31, 2007 at a price of $0.75 per share, sold to investors in the private placement; (3) 310,787 shares are issuable upon exercise of warrants, exercisable until December 31, 2007 at a price of $0.35 per share, issued as consideration for placement services rendered in connection with the private placement, and (4) 152,286 shares are issuable upon exercise of warrants, exercisable until December 31, 2007 at a price of $0.75 per share, issued as consideration for placement services rendered in connection with the private placement. These shares of our common stock are included in this prospectus pursuant to registration rights we granted in connection with the December 2002 private placement.

         Of the remaining 194,300 shares of our common stock registered for resale through this prospectus and listed under the column "Shares Available for Sale Under This Prospectus" on the table set forth below, 160,000 shares are issuable upon exercise of warrants, exercisable until December 14, 2007 at prices ranging from $0.35 to $0.58 per share, issued to certain of our consultants and 34,300 shares were issued to those consultants, in each case as payment for consulting services. These shares of our common stock are included in this prospectus pursuant to the registration rights we granted in connection with the engagement of these consultants.

         The following table sets forth, to our knowledge, the number of shares beneficially owned by each of the selling stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each selling stockholder after the completion of this offering because (1) the selling stockholders may sell less than all of the shares registered under this prospectus, (2) the selling stockholders may exercise less than all of their warrants. The following table assumes that all of the currently outstanding warrants will be exercised into common stock and all of the shares being registered pursuant to this prospectus will be sold. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each selling stockholder, the selling stockholders have sole voting and investment power with respect to their shares of common stock.

                                                                                                           PERCENT OF
                                                                                             NUMBER OF       COMMON
                                                                                             SHARES OF      STOCK TO
                                         NUMBER OF                           SHARES        COMMON STOCK     BE OWNED
                                         SHARES OF        PERCENT OF      AVAILABLE FOR     TO BE OWNED       AFTER
                                        COMMON STOCK     COMMON STOCK      SALE UNDER          AFTER       COMPLETION
                                        OWNED BEFORE     OWNED BEFORE         THIS         COMPLETION OF     OF THE
      NAME OF SELLING STOCKHOLDER     THE OFFERING (1)   THE OFFERING    PROSPECTUS (1)    THE OFFERING     OFFERING
      ---------------------------     ----------------   ------------    --------------    -------------   ----------
Concordia Capital                         1,002,637               3.5%         985,714          16,923            *
Steve H. Kanzer (2)                         747,713               2.6%          80,193         666,800          2.8%
Pharmainvestors, LLC (3)                    831,666               2.1%         429,291         402,375          1.7%
Harris Kanzer (4)                           400,000               2.2%         400,000              --           --
Odisseas Myrianthopoulos (5)                225,000                 *          225,000              --           --
David M. Kent (6)                           214,286                 *          214,286              --           --
Alberto Guiterez                            214,286                 *          214,286              --           --
Ralph M. Ellison Living Trust (7)           157,143                 *          157,143              --           --
Martin Draper                               128,571                 *          128,571              --           --
William Kanzer (8)                          214,286                 *          214,286              --           --
Catherine Makary                            150,000                 *          150,000              --           --
Mitchell Littman
   and Sima Littman JTWROS                  107,143                 *          107,143              --           --
Ivy Scheinholz                               90,000                 *           90,000              --           --
Ed O'Donnell                                107,143                 *          107,143              --           --
Daniel Kessel, M.D. (9)                      64,286                 *           64,286              --           --
Lawrence and Shirley Kessel (10)            214,286                 *           64,286         161,920            *
Charles Griffith                             64,286                 *           64,286              --           --
Gilbert Goldstein                            51,429                 *           51,429              --           --
Nicholas Stergis (11)                       563,528               2.0%          80,913         439,758         1.9%
Nicholas and
   Jennifer Stergis JTWROS                   42,857                 *           42,857              --           --
Guilhem Canstagne                            42,857                 *           42,857              --           --
Ken Alberstadt                               42,857                 *           42,857              --           --
Dewey Tran                                   22,500                 *           22,500              --           --
Giuseppe Cavalieri                           42,857                 *           42,857              --           --
Eva Weinberg (12)                            15,000                 *           15,000              --           --
Peter Salomon (13)                          165,000                 *           15,000         150,000            *
John and Tiffany Ofenloch                     6,429                 *            6,429              --           --
Louis Bianco                                214,286                 *          214,286              --           --
James Bianco, M.D.                          214,286                 *          214,286              --           --
Nicole Scheinholz                            15,000                 *           15,000              --           --
Atlas Capital Services, LLC (14)            195,669                 *          195,669              --           --
Steven Pollan (15)                           35,619                 *           35,619              --           --
Dan Myers (16)                                4,505                 *            4,505              --           --
Redington, Inc. (17)                        164,300                 *          164,300              --           --
Ibis Consulting Group, Inc. (18)             30,000                 *           30,000              --           --
Evan Myrianthopoulos (19)                   215,454                 *           65,454         150,000            *
Pharmainvestors, LLC (19)                   831,666              2.1%          429,291          402,375         1.7%
Amanda Ellison Living Trust (20)             57,143                 *           57,143                -            -
Keith Price (21)                             71,428                 *           71,428                -            -
Enrico Torcivia (22)                         17,143                 *           17,143                -            -
Brian Meister (23)                           11,428                 *           11,428                -            -
Gary Kanzer (24)                            142,858                 *          142,858                -            -

*        Less than 1%.

--------------


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

(1) Includes shares of common stock issuable upon the exercise of warrants as follows: Concordia Capital 328,571 shares; Steve H. Kanzer 80,913 shares; Pharmainvestors, LLC 142,857 shares; Harris Kanzer 214,286 shares; Odisseas Myrianthopoulos 75,000 shares; David M. Kent 71,429 shares; Alberto Guiterez 71,429 shares; Ralph M. Ellison 71,429 shares; William Kanzer 71,429 shares; Catherine Makary 50,000 shares; Martin Draper 42,857 shares; Mitchell Littman and Sima Littman JTWROS 35,714 shares; Ivy Scheinholz 30,000 shares; Ed O'Donnell 35,714 shares; Daniel Kessel 21,429 shares; Lawrence and Shirley Kessel 171,249 shares; Charles Griffith 21,429 shares; Gilbert Goldstein 17,143 shares; Nicholas and Jennifer Stergis JTWROS 80,611 shares; Guilhem Canstagne 14,286 shares; Ken Alberstadt 14,286 shares; Dewey Tran 7,500 shares; Giuseppe Cavalieri 14,286 shares; Eva Weinberg 5,000 shares; Peter Salomon 5,000 shares; John and Tiffany Ofenloch 2,143 shares; Louis Bianco 71,429; James Bianco 71,429 shares; Nicole Scheinholz 5,000 shares; Atlas Capital Services, LLC 195,669 shares; Steven Pollan 35,619 shares; Dan Myers 4,505 shares; Reddington, Inc. 130,000 shares; Ibis Consulting Group, Inc. 30,000 shares; and Evan Myrianthopoulos 65,454 shares.

(2) Steve H. Kanzer is our Vice Chairman of the Board of Directors, and from June 2002 until January 2003 was our Chairman of the Board and Interim President. He has been a member of our Board of Directors since 1996. Mr. Kanzer is also Chairman, Chief Executive Officer and sole stockholder of Accredited Equities, Inc. and Accredited Ventures, Inc., which are merchant banking and venture capital firms specializing in biotechnology companies and, which provided placement services in connection with our December 2002 private placement. As consideration for these placement services, we issued to Mr. Kanzer warrants to purchase 54,304 shares of our common stock, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 26,609 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)). The number of shares beneficially owned by Mr. Kanzer includes 616,800 shares immediately issuable upon exercise of options. The number of shares beneficially owned by Mr. Kanzer does not include 688,809 shares of common stock and 142,857 shares of common stock issuable upon the exercise of warrants held by Pharmainvestors, LLC (see footnote (3)).

(3) Pharmainvestors, LLC, is a limited liability company incorporated under the laws of Nevis, West Indies, the sole member of which is an irrevocable trust of which Steve H. Kanzer is a beneficiary, but over which he has no control. Henry Schwartz is the sole trustee of the irrevocable trust. The shares beneficially owned by Pharmainvestors, LLC consist of 688,809 shares of common stock and 142,857 shares of common stock issuable upon the exercise of warrants. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)). Mr. Kanzer disclaims beneficial ownership of such shares.

(4) Harris Kanzer is the father of our Vice Chairman of the Board, Steve H. Kanzer. They do not reside in the same household. His shares have been reduced by the amount he has gifted as set forth in footnotes (21-24).

(5) Odisseas Myrianthopoulos is the adult cousin of Evan Myrianthopoulos, one of the members of our board of directors. They do not reside in the same household.

(6) David M. Kent was our Chief Executive Officer and President from January 2003 to February 2003.

(7) Ralph M. Ellison has been our Chief Executive Officer and President since March 2003. His shares have been reduced by the amount he has gifted as set forth in footnote (20).

(8) William Kanzer is the adult brother of our Vice Chairman of the Board, Steve H. Kanzer. They do not reside in the same household.

(9) Dr. Daniel Kessel is the adult brother of Dr. Larry Kessel, one of the members of our board of directors. They do not reside in the same household.

(10) Lawrence Kessel has been a member of our Board of Directors since June 2002. The shares beneficially owned by him include 150,000 shares of common stock immediately issuable upon exercise of options.

(11) Nicholas Stergis is employed by Accredited Equities, Inc., which served as a selected dealer to our placement agent for the December 2002 private placement. As consideration for these placement services, we issued to Mr. Stergis warrants to purchase 54,304 shares of our common stock, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 26,609 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these




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
     warrants are registered for resale in this prospectus (see footnote (1)). The number of shares beneficially owned by Mr. Stergis includes 129,552 shares of common stock issuable upon exercise of options. The number of shares beneficially owned by Mr. Stergis does not include 42,857 shares of common stock owned by Nicholas and Jennifer Stergis as joint tenants with right of survivorship.

(12) Eva Weinberg is the adult sister of Dr. Peter Salomon, one of the members of our board of directors. They do not reside in the same household.

(13) Dr. Peter Salomon has been a member of our Board of Directors since June 2002. The shares beneficially owned by him include 150,000 shares of common stock immediately issuable upon exercise of options.

(14) Atlas Capital Services, LLC provided placement services in connection with our December 2002 private placement. As consideration for the placement services provided by Atlas, we issued to Atlas warrants to purchase 131,321 shares, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 64,348 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)).

(15) Steve Pollan is an employee of Atlas Capital Services, LLC. As consideration for the placement services provided by Atlas, we issued to Mr. Pollan warrants to purchase 23,905 shares, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 11,714 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)).

(16) Dan Myers is an employee of Atlas Capital Services, LLC. As consideration for the placement services provided by Atlas, we issued to Mr. Myers warrants to purchase 3,024 shares, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 1,481 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)).

(17) Redington, Inc. serves as a consultant to the Company. We issued to Redington warrants to purchase 130,000 shares, exercisable until December 14, 2007 at prices ranging from $0.35 to $0.58 per share, as payment for consulting services. These warrants vest upon the Company's common stock attaining certain price levels, and the shares subject to these warrants are registered for resale in this prospectus. (see footnote (1)).

(18) Ibis Consulting Group, Inc. serves as a consultant to the Company. We issued to Ibis warrants to purchase 30,000 shares, exercisable until December 14, 2004 at prices ranging from $0.35 to $0.58 per share, as payment for consulting services. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)).

(19) Evan Myrianthopoulos has been a member of our Board of Directors since November 2002. Mr. Myrianthopoulos provided placement services in connection with our December 2002 private placement. As consideration for these services, we issued to Mr. Myrianthopoulos warrants to purchase 43,929 shares, exercisable until December 31, 2007 at a price of $0.35 per share, and warrants to purchase 21,525 shares, exercisable until December 31, 2007 at a price of $0.75 per share. The shares subject to these warrants are registered for resale in this prospectus (see footnote (1)). The number of shares beneficially owned by Mr. Myrianthopoulos includes 150,000 shares immediately issuable upon exercise of options.

(20) Amanda Ellison is the wife of our Chief Executive Officer and President Ralph Ellison. The shares were gifted to the Amanda Ellison living trust from the Ralph Ellison living trust.

(21) Keith Price acquired his shares in a gift from Harris Kanzer.

(22) Enrico Torcivia acquired his shares in a gift from Harris Kanzer.

(23) Brian Meister acquired his shares in a gift form Harris Kanzer.

(24) Gary Kanzer, the brother of our Vice Chairman Steve Kanzer, acquired his shares in a gift from Harris Kanzer.

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